Exhibit 23.3

June 17, 2020

Unity Software Inc.

30 3rd Street

San Francisco, California 94103

Attn: Ruth Ann Keene

Ladies and Gentlemen:

Unity Software Inc. (the “Company”) has requested that Altman Vilandrie & Company (“Altman Vilandrie”) execute this letter in connection with a proposed initial public offering by the Company (the “IPO”), in connection with which the Company will be confidentially submitting and filing a registration statement on Form S-1 (including any amendments and supplements thereto, the “Registration Statement”) with the Securities and Exchange Commission and will be preparing additional materials relating to the Offering, including roadshow and testing-the-waters materials. In response to such request, please be advised as follows:

1.

Altman Vilandrie consents to the Company’s use of and reference to Altman Vilandrie’s name and to the report commissioned by the Company entitled “Content Development Market Evaluation” in the Registration Statement and in any additional materials relating to the IPO.

2.

Altman Vilandrie consents to the Company’s use of the research data substantially in the form furnished hereto as Exhibit A and to the inclusion of such statements in the Registration Statement and in any additional materials relating to the IPO. In granting such consents, Altman Vilandrie represents that, to its knowledge, the statements made in Exhibit A are accurate and fairly present the matters referred to therein.

3.	Altman Vilandrie consents to the filing of this letter as an exhibit to the Registration Statement.

Altman Vilandrie agrees that the existence and terms of the IPO constitute confidential information and agrees not to disclose such confidential information to any person or entity or use such confidential information for any purpose.

Very truly yours,

Altman Vilandrie & Company

By:	/s/ Josh Zaretsky

Name:	Josh Zaretsky

Title:	Director

Exhibit A

In gaming, we estimate the market opportunity for our Create Solutions and Operate Solutions to be approximately $12 billion in 2019 across over 15 million potential creators, growing to over $16 billion in 2025, based on a 2020 study that we commissioned by a third party strategy consulting firm, Altman Vilandrie & Company.